EXHIBIT 10.14

                      MODIFICATION AGREEMENT

                           (Long Form)


       This Modification Agreement (the "Agreement") is made as of August 8, 1994, by BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation (the "Company"), and BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association (the "Bank").


                        Factual Background

       A. Under a Credit Agreement dated as of December 20, 1993 (the "Credit Agreement"), the Bank agreed to make revolving loans (collectively, the "Loan") to the Company. Capitalized terms used in this Agreement without definition have the meanings given to them in the Credit Agreement.

       B. The Loan is evidenced by a Revolving Note (the "Note") dated December 20, 1993, made by the Company and payable to the Bank in the stated principal amount of $20,000,000.00.
The Note is presently secured by the following Deeds of Trust (collectively, the "Company Deeds of Trust") executed by the Company, as trustor, for the benefit of the Bank: (1) that certain Deed of Trust dated as of December 20, 1993, encumbering certain real property located in Salt Lake County, Utah, as more particularly described therein, and recorded on December 28, 1993, in the official records of Salt Lake County, Utah, as Instrument No. 5696660, in Book 6837, Page 2459; (2) that certain Deed of Trust, dated as of April 25, 1994, encumbering certain real property located in Los Angeles County, California, as more particularly described therein, and recorded on May 20, 1994, in the official records of Los Angeles County, California, as Instrument No. 94-977185; and (3) that certain Deed of Trust, dated as of July 1, 1994, encumbering certain real property located in Contra Costa County, California, as more particularly described therein, and recorded on July 7, 1994, in the official records of Contra Costa County, California, as Instrument No. 176593. The Note is also secured by that certain Deed of Trust (the "ICMPI Deed of Trust") dated as of December 20, 1993, executed by the Company's wholly-owned subsidiary, ICMPI (Jackson), Inc., a Delaware corporation ("ICMPI"), as trustor, for the benefit of the Bank, encumbering certain real property located in Hinds County, Mississippi, as more particularly described therein, and initially recorded on December 28, 1993, and re-recorded on March 15, 1994, in the official records of Hinds County, Mississippi, in Book 4276, Page 562.










       C. In connection with the Loan, the Company executed an Unsecured Indemnity Agreement (the "Unsecured Indemnity"). The
Unsecured Indemnity is not a Loan Document, as defined below.

       D. As used herein, the term "Loan Documents" means the Credit Agreement, the Note, the Company Deeds of Trust, the ICMPI Deed of Trust, and any other documents executed in connection with the Loan, including those which evidence, guaranty, secure or modify the Loan, as any or all of them may have been amended to date. The Loan Documents, however, do not include the Unsecured Indemnity. This Agreement is a Loan Document.

       E. As of August 4, 1994, the outstanding principal balance of the Loan is $10,172,550.00, and one letter of credit in the stated amount of $1,500,000.00 is outstanding under the Credit Agreement.

       F. The Company and the Bank now wish to modify the Loan as set forth below.


                            Agreement

       Therefore, the Company and the Bank agree as follows:

       1. Recitals. The recitals set forth above in the Factual Background are true, accurate and correct.

       2. Reaffirmation of Loan. The Company reaffirms all of its obligations under the Loan Documents and the Unsecured Indemnity, and the Company acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Note or any other Loan Document or the Unsecured Indemnity.

       3. Modification of Loan Documents. The Loan Documents are hereby amended as follows:

            (a)  Funds From Operations.  Section 1.1 of the
       Credit Agreement is amended by adding the following new definition thereto:

            "'Funds From Operations' means, for any fiscal quarter, net income, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization, after adjustments for unconsolidated ventures."

            (b) Maximum Commitment Amount. The definition of the term "Maximum Commitment Amount" set forth in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'Maximum Commitment Amount' means, at
            any time (a) during the period from the







            Modification Date through and including
            October 31, 1995, an amount equal to
            $23,000,000.00, and (b) during any
            calendar month during the period from and after November 1, 1995, commencing on the first day of each such month, an amount equal to (i) the Maximum Commitment
            Amount during the immediately preceding
            calendar month less (ii) the principal
            component of the payment amount that
            would amortize the Maximum Commitment
            Amount during the immediately preceding
            calendar month in equal monthly
            installments over the period from the
            first day of such calendar month to
            November 1, 2015, at a per annum rate of interest equal to the greater of (x)
            2.50% per annum above the average yield
            on ten-year United States treasury bonds maturing approximately ten (10) years from the date of determination (as determined from the telerate screen at the opening of business on the determination date) or (y) 9.0%, computed on the basis of a year of 365 or 366 days, as applicable, and actual day months."

            (c)  Modification Date.  Section 1.1 of the Credit
       Agreement is amended by adding the following new definition thereto:

            "'Modification Date' means the date on
            which all conditions precedent set forth in Section 4 of the Modification
            Agreement dated as of August 8, 1994,
            between the Company and the Bank are
            satisfied or waived by the Bank."

            (d)  Limitation on Dividends.  Article 7 of the
       Credit Agreement is amended to add a new Section 7.14 thereto, reading as follows:

                 "7.14  Limitation on Dividends.  The Company
            shall not, during any fiscal quarter, declare or pay dividends in an aggregate amount exceeding ninety percent (90%) of the Company's Funds From Operations during the immediately preceding fiscal quarter."

            (e)  Event of Default.  Section 8.1 of the Credit
       Agreement is amended to add a new subsection 8.1.11 thereto, reading as follows:









                 "8.1.11  Management Changes.  Peter B. Bedford
            shall cease to be the Chairman of the Board or the chief executive officer of the Company for any reason."

            (f) Revolving Note. The stated maximum principal amount of the Revolving Note is increased from Twenty
       Million Dollars ($20,000,000.00) to Twenty-Three Million
       Dollars ($23,000,000.00).

            (g) Each of the Company Deeds of Trust and the ICMPI Deed of Trust (collectively, the "Deeds of Trust") are modified to secure payment and performance of the Loan as amended to date, in addition to all other "Secured Obligations" as therein defined. The foregoing notwithstanding, certain obligations continue to be excluded from the Secured Obligations, as provided in the Deeds of Trust.

       4. Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at the Company's sole cost and expense in a manner acceptable to the Bank in the exercise of the Bank's sole judgment:

            (a) The Bank shall have received fully executed and, where appropriate, acknowledged originals of this Agreement, the short forms of this Agreement and any other documents which the Bank may require or request in accordance with this Agreement or the other Loan
       Documents, including any documents signed by ICMPI that the Bank may require.

            (b) A short form of this Agreement shall have been recorded in the official records of the Counties of:
       Hinds, Mississippi; Salt Lake, Utah; Los Angeles, California; and Contra Costa, California, in addition to all other documents which the Bank may require to be recorded.

            (c) The Bank shall have received such assurance as the Bank may require that the validity and priority of the Deeds of Trust have not been and will not be impaired by this Agreement or the transactions contemplated by it, including CLTA Endorsement No. 110.5 (or the equivalent) to be attached to the following title policies issued by First American Title Insurance Guaranty Company: Policy No. C166892 dated December 28, 1993 (Mississippi); Policy No. 185675-1-A dated December 28, 1993 (Utah); Policy No. 9403513-50 dated May 20, 1994 (Los Angeles County, CA); and Policy No. 762968 dated July 7, 1994 (Contra Costa County, CA).









            (d) The Bank shall have received a documentation fee in the amount of $500.00 in immediately available funds.

            (e) The Bank shall have received reimbursement, in immediately available funds, of all costs and expenses incurred by the Bank in connection with this Agreement, including charges for title insurance (including endorsements), recording, filing and escrow charges, fees for appraisal, architectural and engineering review, construction services and environmental services, mortgage taxes, and legal fees and expenses of the Bank's counsel. Such costs and expenses may include the allocated costs for services of the Bank's in-house staffs, such as legal, appraisal, construction services and environmental services. No limitation shall apply to the Company's obligations to pay any other costs and expenses of the Bank, whenever incurred, or to pay any other fees which the Bank may incur after the short form(s) of this Agreement are recorded. The Company acknowledges that the documentation fee payable in connection with this transaction does not include the amounts payable by the Company under this subsection.

       5.   The Company's Representations and Warranties.  The
Company represents and warrants to the Bank as follows:

            (a) Loan Documents. All representations and warranties made and given by the Company in the Loan
       Documents and the Unsecured Indemnity are true, accurate and correct.

            (b) No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

            (c) Property. The Company or its wholly-owned Subsidiary lawfully possesses and holds fee simple title to all of the Property which is real property, and the Deeds of Trust are each first and prior liens on the respective Property encumbered. The Company or its wholly-owned Subsidiary owns all of the Property which is personal property free and clear of any reservations of title and conditional sales contracts, and also of any security interests other than the Deeds of Trust, which are each first and prior liens on the respective Property encumbered. There is no financing statement affecting any Property on file in any public office except for financing statements in favor of the Bank.

            (d) Borrowing Entity. The Company is a corporation which is duly organized and validly existing under the laws of the State of Maryland, and is further authorized to do business in the States of California, Mississippi and Utah. There have been no changes in the organization, composition, ownership structure or formation documents of the Company since the inception of the Loan. ICMPI is a corporation which is duly organized and validly existing under the laws of the State of Delaware, and is further authorized to do business in the States of California and Mississippi. There have been no changes in the organization, composition, ownership structure or formation documents of ICMPI since the inception of the Loan.

       6. Incorporation. This Agreement shall form a part of each Loan Document, and all references to a given Loan Document shall mean that document as hereby modified.

       7. No Prejudice; Reservation of Rights. This Agreement shall not prejudice any rights or remedies of the Bank under the Loan Documents or the Unsecured Indemnity. The Bank reserves, without limitation, all rights which it has against any indemnitor, guarantor, or endorser of the Note.

       8. No Impairment. Except as specifically hereby amended, the Loan Documents and the Unsecured Indemnity shall each remain unaffected by this Agreement, and all such documents shall remain in full force and effect. Nothing in this Agreement shall impair the liens of any of the Deeds of Trust, each of which as hereby amended shall remain one deed of trust with one power of sale, creating a first lien encumbering the respective Property encumbered.

       9. Purpose and Effect of the Bank's Approval. The Bank's approval of any matter in connection with the Loan shall be for the sole purpose of protecting the Bank's security and rights. No such approval shall result in a waiver of any default of the Company. In no event shall the Bank's approval be a representation of any kind with regard to the matter being approved.

       10. Disclosure to Title Company. Without notice to or the consent of the Company, the Bank may disclose to any title insurance company which insures any interest of the Bank under any of the Deeds of Trust (whether as primary insurer, coinsurer or reinsurer) any information, data or material in the Bank's possession relating to the Company, the Loan or any of the Property.

       11. Integration. The Loan Documents, including this Agreement and the Unsecured Indemnity: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents and the Unsecured Indemnity; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents or the Unsecured Indemnity, the terms, conditions and provisions of this Agreement shall prevail.

       12. Miscellaneous. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents or the Unsecured Indemnity to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents or the Unsecured Indemnity. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law rules of that State. As used here, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."

                                     BEDFORD PROPERTY INVESTORS,
                                     INC.,
                                     a Maryland corporation


                                     By /S/ JAY SPANGENBERG
                                        JAY SPANGENBERG
                                        CHIEF FINANCIAL OFFICER
                                        [Printed Name and Title]



                                     BANK OF AMERICA NATIONAL
                                     TRUST
                                      AND SAVINGS ASSOCIATION,
                                     a national banking
                                     association


                                     By /S/ ANNIE PANG
                                         ANNNIE PANG, VICE
                                     PREISDENT
                                         [Printed Name and Title]
















                               ICMPI'S CONSENT


                      ICMPI (Jackson), Inc., a Delaware
            corporation ("ICMPI"), hereby consents to the terms, conditions and provisions of the foregoing Modification Agreement and the transactions contemplated by it. ICMPI hereby reaffirms the full force and effectiveness of its Deed of Trust dated as of December 20, 1993, as well as its acknowledgment that its obligations under that deed of trust are separate and distinct from those of the Company on the Loan.


            Dated:  August 8, 1994

                                     ICMPI (JACKSON), INC.,
                                     a Delaware corporation


                                     By /S/ JAY SPANGENBERG
                                         JAY SPANGENBERG, CHIEF

                                         FINNCIAL OFFICER
                                         [Printed Name and Title]